Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Apollo Commercial Real Estate Finance, Inc. on Form S-4 (the “Registration Statement”) and in the proxy statement/prospectus of Apollo Commercial Real Estate Finance, Inc. and Apollo Residential Mortgage, Inc., which is part of the Registration Statement, of our opinion dated February 25, 2016, appearing as Annex G and incorporated by reference to such proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the following headings “Summary — Opinion of the Financial Advisor to AMTG Special Committee,” “The Mergers and Related Transactions — Background of the Transaction,” “The Mergers and Related Transactions — AMTG’s Reasons for the Transaction and Recommendation of AMTG’s Board of Directors,” and “The Mergers and Related Transactions — Opinion of the Financial Advisor to the AMTG Special Committee.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Christian Lown
Christian Lown Managing Director

New York, New York

April 6, 2016